Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration Statement No. 333-112969
May 18, 2006

PS BUSINESS PARKS, INC.

DEPOSITARY SHARES EACH REPRESENTING 1/1000 OF A SHARE OF

7.375% CUMULATIVE PREFERRED STOCK, SERIES O

Final Term Sheet

Issuer: PS Business Parks, Inc. (PSB)

Security: Depositary Shares Each Representing 1/1000 Of A Share Of 7.375% Cumulative Preferred Stock, Series O

Size: 3,000,000 shares

Over-allotment Option: 450,000 shares at $25.00 per share

First Payment Date: September 30, 2006

Type of Security: SEC Registered - Registration Statement No. (333-112969)

Public Offering Price: $25.00 per share; $75,000,000 million total (not including over-allotment option)

Underwriting Discounts and Commissions: $.7875 per share for Retail Orders; $1,697,062.50 total; and $.5000 per share for Institutional Orders; $422,500.00 total (not including over-allotment option)

Proceeds to the Company, before expenses: $72,880,437.50 total

Estimated Company Expenses: $300,000, other than underwriting discounts and commissions

Bookrunners: Wachovia Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-managers: Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC and RBC Dain Rauscher Inc.

Underwriting:

Number of Firm Shares
Wachovia Capital Markets, LLC	720,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	720,000
Citigroup Global Markets Inc.	720,000
Morgan Stanley & Co. Incorporated	720,000
Credit Suisse Securities (USA) LLC	60,000
RBC Dain Rauscher Inc.	60,000
Total	3,000,000

Dividend Rights: 7.375% of the liquidation preference per annum; Distributions begin on September 30, 2006

Redemption: The shares may not redeemed until on or after June 16, 2011

Trade Date: May 18, 2006

Settlement Date: June 16, 2006 (T+20)

Delivery Date: June 16, 2006 (T+20)

Selling Concession: $.50/share for Retail Orders; $.30/share for Institutional Orders

Reallowance to other dealers: $.45/share

CUSIP Number: 69360J750

ISIN Number: US69360J7506

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wachovia Securities toll-free at 1-800-326-5897 or Merrill Lynch toll-free at 1-866-500-5408.

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